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EXHIBIT 19—FINANCIAL STATEMENTS—UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(in thousands except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2000	1999	2000	1999

Net sales	$529,266	$492,218	$1,555,244	$1,424,084
Costs and expenses:
Cost of products sold	420,390	386,256	1,224,750	1,113,361
Selling, general, and administrative expenses	46,020	46,317	144,788	145,215
Research and development	2,374	2,661	7,398	8,817
Interest expense	8,178	5,318	20,284	15,660
Other costs, net	198	778	922	6,085
Minority interest in net income	141	936	344	2,865

Income before income taxes	51,965	49,952	156,758	132,081
Provision for income taxes	19,800	18,800	59,600	50,600

Net income	$32,165	$31,152	$97,158	$81,481

Basic earnings per share of common stock	$.61	$.60	$1.82	$1.56

Diluted earnings per share of common stock	$.60	$.59	$1.81	$1.55

Cash dividends paid per share of common stock	$.24	$.23	$.72	$.69

Average common shares and common stock equivalents outstanding	53,643	52,778	53,649	52,654

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

ASSETS	Sep 30 2000	Dec 31 1999

Cash	$27,507	$18,187
Accounts receivable - net	287,727	257,260
Inventories	293,197	274,597
Prepaid expenses and deferred charges	39,702	33,537

Total current assets	648,133	583,581

Property and equipment, net	862,003	776,241
Excess of cost of investments in subsidiaries over net assets acquired	339,131	150,496
Other assets	30,000	21,825

Total	369,131	172,321

TOTAL ASSETS	$1,879,267	$1,532,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$934	$1,049
Short-term borrowings	170,446	5,741
Accounts payable	202,075	189,749
Accrued salaries and wages	39,660	39,861
Accrued income and other taxes	18,769	16,868

Total current liabilities	431,884	253,268
Long-term debt, less current portion	500,822	372,267
Deferred taxes	92,621	89,635
Other liabilities and deferred credits	49,718	51,580

Total liabilities	1,075,045	766,750

Minority interest	1,437	39,498
Stockholders' equity:
Common stock (60,876,829 and 59,098,203 shares)	6,088	5,910
Capital in excess of par value	237,002	181,957
Retained income	833,792	775,011
Other comprehensive income (loss)	(42,693)	(30,644)
Common stock held in treasury (7,735,188 and 6,909,488 shares)	(231,404)	(206,339)

Total stockholders' equity	802,785	725,895

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,879,267	$1,532,143

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended September 30
	2000	1999

Cash flows from operating activities
Net income	$97,158	$81,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,985	75,282
Minority interest in net income	344	2,865
Deferred income taxes, non-current portion	3,618	2,123
Losses of unconsolidated affiliated companies	1,742	6,981
(Gain) loss on sale of property and equipment	(7)	136
Changes in working capital, net of effects of acquisitions and dispositions	(31,341)	(37,595)
Net change in deferred charges and credits	(2,015)	6,539

Net cash provided by operating activities	149,484	137,812

Cash flows from investing activities
Additions to property and equipment	(74,292)	(94,428)
Business acquisitions	(294,103)	(1,424)
Proceeds from sale of property and equipment	402	1,006
Other	36	49

Net cash used in investing activities	(367,957)	(94,797)

Cash flows from financing activities
Change in long-term debt excluding debt assumed in business acquisitions	128,635	(4,498)
Change in short-term debt	165,095	661
Cash dividends paid	(38,377)	(36,095)
Subsidiary dividends to minority stockholders	(51)
Common stock purchased for the treasury	(25,065)	(43)
Stock incentive programs and related tax effects	374	53

Net cash provided (used) by financing activities	230,611	(39,922)

Effect of exchange rates on cash	(2,818)	(1,835)

Net increase in cash	$9,320	$1,258
Cash balance at beginning of year	18,187	23,738

Cash balance at end of period	$27,507	$24,996

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

(in thousands of dollars except per share amounts)	Common Stock	Capital In Excess Of Par Value	Retained Income	Other Comprehensive Income (loss)	Common Stock Held In Treasury	Total Stockholder's Equity

Balance at December 31, 1997	$5,864	$174,562	$653,933	$(6,263)	$(160,862)	$667,234
Net income for 1998			101,130			101,130
Translation adjustment for 1998				(72)		(72)
Pension liability adjustment, net of $102 tax benefit				219		219

Total comprehensive income						101,277

Cash dividends paid on common stock, $.88 per share			(46,701)			(46,701)
Stock incentive programs and related tax effects	42	7,346				7,388
Purchase of 1,110,843 shares of common stock					(41,344)	(41,344)

Balance at December 31, 1998	$5,906	$181,908	$708,362	$(6,116)	$(202,206)	$687,854

Net income for 1999			114,775			114,775
Translation adjustment for 1999				(24,353)		(24,353)
Pension liability adjustment, net of $536 tax benefit				(175)		(175)

Total comprehensive income						90,247

Cash dividends paid on common stock, $.92 per share			(48,126)			(48,126)
Stock incentive programs and related tax effects	4	49				53
Purchase of 122,599 shares of common stock					(4,133)	(4,133)

Balance at December 31, 1999	$5,910	$181,957	$775,011	$(30,644)	$(206,339)	$725,895

Net income for first nine months of 2000			97,158			97,158
Translation adjustment for the first nine months of 2000				(12,049)		(12,049)

Total comprehensive income*						85,109

Cash dividends paid on common stock, $.72 per share			(38,377)			(38,377)
Stock incentive programs and related tax effects	5	369				374
Common stock transactions related to acquisition of minority interest in a subsidiary company	173	54,676				54,849
Purchase of 825,700 shares of common stock					(25,065)	(25,065)

Balance at September 30, 2000	$6,088	$237,002	$833,792	$(42,693)	$(231,404)	$802,785

*
Total comprehensive income for the third quarters of 2000 and 1999 was $27,258 and $30,816, respectively, and was $61,377 for the first nine months of 1999.

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operation. It is management's opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

    For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

Note 2—Inventories

    The Company's inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Inventories are summarized as follows:

(in thousands of dollars)	Sep 30 2000	Dec 31 1999

Raw materials and supplies	$83,051	$93,539
Work in process and finished goods	210,146	181,058

Total inventories	$293,197	$274,597

Note 3—Earnings Per Share Computations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2000	1999	2000	1999

Income available to common stockholders (numerator)	$32,165,000	$31,152,000	$97,158,000	$81,481,000
Weighted-average common shares outstanding (denominator)	53,141,641	52,310,115	53,251,519	52,308,091
Basic earnings per share of common stock	$0.61	$0.60	$1.82	$1.56
Dilutive effects of stock option and stock awards, net of windfall tax benefits	501,668	467,969	397,010	346,123
Weighted-average common shares and common stock equivalents outstanding (denominator)	53,643,309	52,778,084	53,648,529	52,654,214
Diluted earnings per share of common stock	$0.60	$0.59	$1.81	$1.55

Note 4. Taxes Based On Income

    The Company's 2000 effective tax rate of 38% differs from the federal statutory rate of 35% primarily due to state and local income taxes.

Note 5. Segments of Business

    The Registrant's business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials. Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied. The Registrant evaluates the performance of its segments and allocates resources to them based on operating profit which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest. A summary of the Registrant's business activities reported by its two business segments follows:

	For Nine Months Ended September 30,
Business Segments (in millions of dollars)	2000	1999

Net Sales to Unaffiliated Customers:
Flexible Packaging	$1,187.0	$1,066.9
Pressure Sensitive Materials	369.5	357.4
Intersegment Sales:
Flexible Packaging	(1.2)	(0.2)
Pressure Sensitive Materials	(0.1)	(0.0)

Total	$1,555.2	$1,424.1

Operating Profit and Pretax Profit:
Flexible Packaging	$158.4	$133.3
Pressure Sensitive Materials	32.3	31.6

Total operating profit	190.7	164.9
General corporate expenses	(13.3)	(14.2)
Interest expense	(20.3)	(15.7)
Minority interest in net income	(0.3)	(2.9)

Income before income taxes	$156.8	$132.1

Identifiable Assets:
Flexible Packaging	$1,472.4	$1,169.7
Pressure Sensitive Materials	360.0	317.3

Total identifiable assets	1,832.4	1,487.0
Corporate assets	46.9	45.1

Total	$1,879.3	$1,532.1

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BEMIS COMPANY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME (in thousands except per share amounts)
BEMIS COMPANY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET (in thousands of dollars)
BEMIS COMPANY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands of dollars)
BEMIS COMPANY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
BEMIS COMPANY, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS